Exhibit 10.3

Final

BE Aerospace, Inc.
Non-Employee Directors Stock
and
Deferred Compensation Plan

2008 Deferral Election Form

I.	Purpose

The purpose of this election form is to allow you to make a deferral election with respect to certain amounts that would otherwise be payable to you in cash or in shares of common stock of BE Aerospace, Inc. (“Stock”) for your services as a non-employee director of BE Aerospace, Inc. (the “Company”) in 2008 under the BE Aerospace, Inc. Non-Employee Directors Stock and Deferred Compensation Plan (the “Plan”).

II.	Deferral Election

A.           Election with Respect to Cash Component.  I hereby elect to defer ___% [enter 0, 25, 50, 75 or 100] or $____ of the retainer that would otherwise be paid to me in cash for 2008.  I further elect that such deferred amounts shall be allocated to a:

[ ]	Stock Unit Account

[__]	Cash Account
100%

Allocations to the Stock Unit Account and the Cash Accounts must be made in 25% increments (0, 25%, 50%, 75% or 100%).

B.           Election with Respect to the Stock Component.  I hereby elect to defer ____% [enter 0, 25, 50, 75 or 100] or ___ shares of Stock of the retainer that would otherwise be paid to me in Stock for 2008.  Such shares shall be invested in the Stock Unit Account.

I understand that my Cash Account will be credited with earnings at a rate to be determined by the Board of Directors of the Company (or a committee thereof) and that my Stock Unit Account will be credited with additional Stock Units in an amount equal to the Dividend Equivalents representing dividends paid on Stock quarterly.

III.	Acknowledgements

1.           I hereby acknowledge that a copy of the Plan document has been made available to me, and that I have been provided with an opportunity to review the Plan document.  I understand that I have no greater rights than a general unsecured creditor of the Company with respect to my right to payment under the Plan.

2.           I understand that if I do not return this form to B.E. Aerospace, Inc. (the “Company”) by  December 21, 2007, the cash component and stock component of my 2008 retainer will be paid to me in 2008. I understand that this election is irrevocable as of the date it is submitted to the Company.

3.            I understand that distributions of my Cash Account will be paid in cash and distributions of my Stock Unit Account will be made in shares of Stock (with cash representing fractional shares).  In either case, distribution will be made in a single sum on the first day of the month following my Separation from Service (as defined in the Plan) unless distributions is accelerated as a result of a Change in Control of the Company as defined in the Plan.

4.           I further understand that if any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A of the Internal Revenue Code (the “Code”) or could cause any payment or amount deferred to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without my consent, modify the Plan to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  I further understand that the Company is not obligated to modify the Plan and that there is no guarantee that any deferred amounts will be exempt from interest and penalties under Section 409A of the Code.

Name (Please Print)	Signature

Date

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